5.1 (1)           Opinion of Michael S. Krome, Esq.

                             MICHAEL S. KROME, ESQ.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381

                                                        October 11, 2005

The Board of Directors
Medivisor, Inc.
326 Walt Whitman Road
Huntington Station, New York 117467

Gentlemen:

      You have requested my opinion as counsel for Medivisor, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated there under, of an aggregate of 8,116,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

      For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the "Prospectus") and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

      In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or Photostatted copies, and the authenticity of the originals of such copies.

      My opinions below are based upon the laws of the State of New York, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws of the United States.

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      Based on the foregoing, it is my opinion that

      1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware, with corporate power to conduct the business it conducts as described in the Registration Statement;

      2. The Company has an authorized capitalization as set forth in the Registration Statement;

      3. The securities set forth in the Registration Statement for re-sale by current shareholders, has been validly issued and are fully paid and non-assessable shares of common stock of Medivisor, Inc.; and

      4. The securities set forth in the Registration Statement being offered for sale by the Company, at the time of sale, will be validly issued and are fully paid and non-assessable shares of common stock of Medivisor, Inc.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption "Legal Matters" in the Prospectus.

Sincerely,


/s/ Michael S. Krome, Esq.